The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-233669
Subject to Completion
Preliminary Prospectus Supplement dated March 16, 2021
PROSPECTUS SUPPLEMENT
(To Prosectus dated September 9, 2019)
$225,000,000

SOUTH JERSEY INDUSTRIES, INC.
Common Stock
We are offering and selling $5 million of shares of our common stock, par value $1.25 per share in this offering. In addition, we expect to enter into a forward sale agreement with Bank of America, N.A., whom we refer to as the forward purchaser, with respect to $220 million of shares of our common stock. In connection with the forward sale agreement between us and the forward purchaser, the forward purchaser or its affiliate, whom we refer to in such capacity as the forward seller, is, at our request, borrowing from third parties and selling to the underwriters $220 million of shares of our common stock in connection with the forward sale agreement. If, in the forward seller’s commercially reasonable judgment, the forward seller is unable, after using commercially reasonable efforts, to borrow and deliver for sale on the anticipated closing date such number of shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward seller does not borrow and sell. We will not initially receive any proceeds from the sale of our common stock by the forward seller.
We expect to receive proceeds from the sale of $5 million of shares of our common stock offered and sold by us in this offering, but we will not initially receive any proceeds from the sale of $220 million of shares of our common stock offered and sold by the forward seller to the underwriters, except in certain circumstances described in this prospectus supplement. We expect to settle the forward sale agreement and receive proceeds, subject to certain adjustments, from the sale of those shares of our common stock assuming one or more future physical settlements of the forward sale agreement no later than approximately 12 months after the date of this prospectus supplement. We may settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, or we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, we may not receive any proceeds from the issuance of shares, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.
Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SJI”. The last reported sale price of our common stock on March 15, 2021 was $28.64 per share.
Concurrently with this offering of our common stock, we are offering, by means of a separate prospectus supplement, $300 million aggregate stated amount of our Equity Units (or $345 million aggregate stated amount of our Equity Units in total if the underwriters of that offering exercise in full their option to purchase additional Equity Units, solely to cover over-allotments). This offering of our common stock is not contingent on the concurrent offering of Equity Units and the concurrent offering of Equity Units is not contingent upon this offering of our common stock. See “Summary—Concurrent Offering” in this prospectus supplement.
	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)(1)	$	$
(1)
We expect to receive estimated net proceeds, before expenses, of $   upon settlement of this offering of our common stock. Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is physically settled based on the initial forward sale price of $  (which is the public offering price less the underwriting discount shown above). The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing the number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. The actual proceeds, if any, will be calculated as described in this prospectus supplement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was less than the spread.

We have granted the underwriters an option to purchase up to an additional $33.75 million of shares of our common stock from us directly, exercisable within 30 days from the date of this prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 5 of the accompanying prospectus.
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about    , 2021.
BofA Securities

The date of this prospectus supplement is March   , 2021.

Prospectus
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.
S-i

About this Prospectus Supplement
We provide information to you about the common stock in two separate documents. The first part is this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being covered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all of the information contained in this prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.
We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “SJI,” “the Company,” “we,” “us” and “our” refer to South Jersey Industries, Inc. and its subsidiaries.
All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2020 refer to the Annual Report on Form 10-K, as filed with the SEC on February 25, 2021.
S-ii

Special Note Regarding
Forward-Looking Statements
Certain statements contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, should be considered forward-looking statements made in good faith by SJI and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and the risks set forth under “Risk Factors” in this prospectus supplement and under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein, and in our other SEC filings incorporated by reference into this prospectus supplement. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus supplement. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find Additional Information.”
S-iii

Summary
The following summary should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus about our business and the offering of our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference into the prospectus supplement and the accompanying prospectus, carefully to understand fully our common stock as well as other considerations that are important in making an investment decision. You should pay special attention to the “Risk Factors” section in this prospectus supplement, page 11 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.
South Jersey Industries
SJI, a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business. SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:
SJI Utilities, Inc. (“SJIU”)
SJIU is a holding company that owns SJG and ETG and, until its sale, owned ELK (each as defined below).
South Jersey Gas Company (“SJG”), a New Jersey corporation, is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use. SJG also sells natural gas and pipeline transportation capacity (off-system sales) on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers to their customers. SJG contributed approximately $108.1 million to SJI’s net income on a consolidated basis in 2020.
SJG’s service territory covers approximately 2,500 square miles in the southern part of New Jersey. It includes 113 municipalities throughout Atlantic, Cape May, Cumberland and Salem Counties and portions of Burlington, Camden and Gloucester Counties. SJG benefits from its proximity to Philadelphia, PA and Wilmington, DE on the western side of its service territory and the popular shore communities on the eastern side. Continuing expansion of SJG’s infrastructure throughout its seven-county region has fueled annual customer growth and creates opportunities for future extension into areas not yet served by natural gas.
Elizabethtown Gas Company (“ETG”) is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey. ETG serves residential, business and industrial customers, with a service territory that covers the northern part of New Jersey, including municipalities throughout Union, Middlesex, Sussex, Warren, Hunterdon, Morris and Mercer Counties. ETG was founded in 1855 and is based in Union, New Jersey. ETG contributed net income of approximately $47.7 million during 2020.
Elkton Gas Company (“ELK”) is a regulated natural gas utility which distributes natural gas in northern Maryland, specifically its service territory in Elkton, Maryland. In July 2020, we completed the sale of ELK to a third-party buyer. Total consideration received was approximately $15.6 million, with working capital and other closing adjustments pending.

Nonutility Operations
SJI groups its nonutility operations into two categories: Energy Group and Energy Services. Energy Group includes wholesale energy and retail electric operations. Energy Services includes on-site energy production and appliance service operations. SJI established South Jersey Energy Solutions, LLC (“SJES”) as a direct subsidiary for the purpose of serving as a holding company for all of SJI’s non-utility businesses, with the exception of SJI Midstream, LLC (“SJIM”), discussed below. Other than SJIM, the following businesses are wholly-owned subsidiaries of SJES:
Energy Group:
South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. SJE markets electricity to residential, commercial and industrial customers. Most customers served by SJE are located within New Jersey, northwestern Pennsylvania and New England. In 2020, SJE had a net loss of approximately $1.3 million which reduced SJI’s net income on a consolidated basis by such amount.
South Jersey Resources Group, LLC (“SJRG”) markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis. Customers include energy marketers, electric and gas utilities, power plants and natural gas producers. SJRG’s marketing activities occur mainly in the mid-Atlantic, Appalachian and southern regions of the country.
SJRG also conducts price risk management activities by entering into a variety of physical and financial transactions including forward contracts, swap agreements, option contracts and futures contracts. In 2020, SJRG contributed approximately $25.3 million to SJI’s net income on a consolidated basis.
South Jersey Exploration, LLC (“SJEX”) owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania. SJEX is considered part of SJI’s wholesale energy operations. In 2020, SJEX contributed approximately $0.4 million to SJI’s net income on a consolidated basis.
Energy Services:
Marina Energy, LLC (“Marina”) develops and operates on-site energy-related projects. Marina’s wholly-owned subsidiaries include AC Landfill Energy, LLC (“ACLE”), BC Landfill Energy, LLC (“BCLE”), SC Landfill Energy, LLC (“SCLE”), and SX Landfill Energy, LLC (“SXLE”), which owns and operates landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties, respectively, located in New Jersey. On June 1, 2020, the BCLE, SCLE, and SXLE landfill gas-to-energy production facilities ceased operations after receiving approval from their respective local governmental authorities to do so.
Marina owns four LLCs which own and operate rooftop solar generation sites located in New Jersey. All four were acquired in 2020. In 2020, SJI, through Marina, formed the Catamaran Renewables, LLC (“Catamaran”) joint venture with a third party partner. Catamaran owns 100% of Annadale Community Clean Energy Projects LLC (“Annadale”), of which Marina has a 93% ownership interest. Catamaran was formed for the purpose of developing, owning and operating renewable energy projects, and will support SJI’s commitment to clean energy initiatives. Annadale has constructed two fuel cell projects totaling 7.5 MW in Staten Island, New York which began operations in December 2020. In 2020, Marina contributed approximately $14.9 million to SJI’s net income on a consolidated basis.
South Jersey Energy Service Plus, LLC (“SJESP”) receives commissions on appliance service contracts from a third party. In 2020, SJESP contributed approximately $1.7 million to SJI’s net income on a consolidated basis.
SJI Energy Investments, LLC (“SJEI”) provides energy procurement and cost reduction services. Included within SJEI are: Applied Energy Partners, LLC, an aggregator, broker and consultant in the retail energy markets, which was acquired in August 2019, and EnerConnex, LLC (“EnerConnex”), a retail and wholesale broker and consultant that matches end users with suppliers for the procurement of natural gas and electricity, which became 100% owned in 2020. In 2020, SJEI contributed approximately $0.4 million to SJI’s net income on a consolidated basis.

Midstream:
SJI Midstream, LLC (“SJIM”) is a direct, wholly owned subsidiary of SJI and engages in midstream gas projects. SJIM owns a 20% equity investment, along with four other unrelated investors, in PennEast Pipeline Company, LLC. In 2020, Midstream contributed approximately $4.2 million to SJI’s net income on a consolidated basis.
Other:
SJI Renewable Energy Ventures, LLC and SJI RNG Devco, LLC are newly formed subsidiaries which hold the equity interest in REV LNG, LLC and the renewable natural gas development rights in certain dairy farms, respectively.
Energy & Minerals, Inc. principally manages liabilities associated with its discontinued operations of nonutility subsidiaries.
Concurrent Offering
Concurrently with the offering of the common stock, we are offering $   million aggregate stated amount of our equity units (or $   million aggregate stated amount of our equity units in total if the underwriters of that offering exercise in full their option to purchase additional Equity Units, solely to cover over-allotments) (the “Equity Units”). Each Equity Unit is comprised of a purchase contract issued by us to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2021 Series B   % remarketable junior subordinated notes due 2029. This offering of common stock is not contingent on the concurrent offering of Equity Units, and the concurrent offering of Equity Units is not contingent upon this offering of common stock.
We intend to use the net proceeds from the concurrent offering of Equity Units for the repayment of indebtedness, capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business, and general corporate purposes.
In addition, following the offering of the common stock, we expect to remarket our 2018 Series A 3.70% remarketable junior subordinated notes due 2031 (the “optional remarketing of 2018 RSNs”). We will not receive any proceeds from the optional remarketing of 2018 RSNs.
General
Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037, and our telephone number at that address is (609) 561-9000.

The Offering
Issuer
South Jersey Industries, Inc.
Common Stock Offered by Us
$5 million of shares of our common stock (or $38.75 million of shares of our common stock if the underwriters’ option to purchase $33.75 million of additional shares of our common stock is exercised in full).
Common Stock Offered by the Forward Seller
$220 million of shares of our common stock.
Shares of Our Common Stock to be Outstanding Immediately Following This Offering
100,846,572 shares of our common stock (or 102,024,994 shares of our common stock if the underwriters’ option to purchase additional shares of our common stock is exercised in full), which is based on an aggregate offering of $5 million of shares of our common stock at an assumed public offering price of $28.64 per share (the last reported sale price of our common stock on the NYSE on March 15, 2021).2
Shares of Our Common Stock to be Outstanding After Settlement of the Forward Sale Agreement Assuming Physical Settlement
108,528,136 shares of our common stock (or 109,706,558 shares of our common stock if the underwriters’ option to purchase additional shares of our common stock is exercised in full), which is based on an aggregate offering of $225 million of shares of our common stock at an assumed public offering price of $28.64 per share (the last reported sale price of our common stock on the NYSE on March 15, 2021).2
Use of Proceeds
We estimate that net proceeds that we receive from the sale of the common stock we are offering and selling, after deducting underwriting discounts and commissions, will be approximately $   million (or $   million if the underwriters exercise their option to purchase additional shares of our common stock in full). We will not initially receive any proceeds from the sale of the shares of our common stock offered by the forward seller pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters. Assuming that the forward sale is physically settled, at an initial forward sale price of $   per share, we expect to receive net proceeds of approximately $   million, subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. The forward sale price that
[2]
Based on 100,671,991 of shares of our common stock outstanding as of March 15, 2021. Excludes (i) shares of our common stock that we may be required to sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters; (ii) 42,515 shares of treasury stock; (iii) shares of common stock issuable in the concurrent offering of Equity Units; and (iv) 1,927,274 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our 2015 Omnibus Equity Compensation Plan.

we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing the number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was less than the spread. See “Underwriting (Conflicts of Interest) —Forward Sale Agreement” for a description of the forward sale agreement.
We intend to use the net proceeds from this offering, and any net proceeds that we receive upon settlement of the forward sale agreement, together with proceeds from the concurrent offering of Equity Units, for the repayment of indebtedness, capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business, and general corporate purposes. However, the consummation of this offering is not conditioned on the concurrent Equity Units offering. See “Use of Proceeds.”
In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, then we intend to use any net proceeds we receive from any such sales for the same purposes. See “Use of Proceeds.”
Exchange Listing
Our common stock is traded on the NYSE under the symbol “SJI.”
Transfer Agent and Registrar for Our Common Stock
Broadridge Corporate Issuer Solutions, Inc.
Risk Factors
An investment in the common stock involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, before making an investment decision.
Concurrent Offering
Concurrently with the offering of the common stock, we are offering $300 million aggregate stated amount of our Equity Units (or $345 million aggregate stated amount of our Equity Units in total if the underwriters of that offering exercise in full their option to purchase additional Equity Units, solely to cover over-allotments). Each Equity Unit is comprised of a purchase contract issued by us to purchase shares of our common stock and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 2021 Series B   % remarketable junior subordinated notes due 2029. This offering of common stock is not contingent on the concurrent offering of Equity Units, and the concurrent offering of Equity Units is not contingent upon this offering of common stock. In addition, following the offering of the common stock, we expect to conduct an optional remarketing of 2018 RSNs. We will not receive any proceeds from the optional remarketing of 2018 RSNs.
Conflicts of Interest
All of the proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any common shares that we sell to the underwriters in lieu of the forward seller selling our common shares to the underwriters and (z) in respect of shares of our common stock sold by us if the underwriters exercise their option to purchase additional shares of our common stock) will be paid to the forward purchaser. As a result, an affiliate of BofA Securities, Inc. will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. BofA Securities, Inc. will not confirm sales to discretionary accounts without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering because our common stock has a “bona fide public market” (as such terms are defined in FINRA Rule 5121). See “Underwriting (Conflicts of Interest).”

Summary Consolidated Financial Information
The following table sets forth selected consolidated financial information for us. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes for the three years ended December 31, 2020, 2019 and 2018 contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated in this prospectus supplement by reference. The summary financial information should be read in conjunction with the audited consolidated financial statements described above and the related notes. Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.
(In thousands except for per share data)	Historical South Jersey Industries, Inc.
	Year ended December 31,
	2020	2019	2018
Statements of consolidated income and statements of consolidated cash flows data:
Total Operating Revenues	$1,541,383	$1,628,626	$1,641,338
Total Operating Expenses	1,259,161	1,427,421	1,540,593
Operating Income	282,222	201,205	100,745
Income from Continuing Operations	157,297	77,189	17,903
Net Income	157,042	76,917	17,663
Basic Earnings (Loss) per Common Share	1.62	0.84	0.21
Diluted Earnings per Common Share	1.62	0.84	0.21
Capital Expenditures	(486,451)	(504,212)	(341,120)
Consolidated operating data:
Economic Earnings(1)	$162,959	$103,040	$116,234
Economic Earnings per Share	$1.68	$1.12	$1.38
(1)
We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interest; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI’s operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for the years ended December 31, 2020, 2019 and 2018, include impairment charges; the impact of pricing disputes with third parties; costs to acquire ETG and ELK; costs incurred and gains recognized on the acquisitions of Annadale (fuel cell projects) and EnerConnex; costs to prepare to exit the transaction service agreement (“TSA”); costs incurred and gains/losses recognized on sales of solar, Marina Thermal Facility (“MTF”) and ACB Energy Partners, LLC (“ACB”), ELK and SJE’s retail gas business; costs incurred to cease operations at three landfill gas-to-energy production facilities; customer credits related to the acquisition of ETG and ELK; Early Retirement Incentive Program (“ERIP”) costs; severance and other employee separation costs; and additional tax adjustments including a state deferred valuation allowance and a one-time tax expense resulting from SJG’s Stipulation of Settlement with the New Jersey Board of Public Utilities (“BPU”). See (A)-(H) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI’s operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction. Economic Earnings for 2020 increased $59.9 million, or 58.2%, to $163.0 million compared to 2019. The significant drivers for the overall change were as follows (all numbers in the bullet points below are presented after-tax):
•
The Economic Earnings contribution from gas utility operations at SJG increased $21.9 million to $109.3 million, primarily due to an increase in base rates as the BPU approved the settlement of SJG’s rate case petition in September 2020, along with customer growth and the roll-in to rates of infrastructure program investments. SJG’s utility margin also increased from its Conservation Incentive Program (“CIP”) mechanism as discussed in “Utility Margin—SJG Utility Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement. These were partially offset with increases in depreciation and maintenance expenses.

•
The Economic Earnings contribution from on-site energy production at Marina increased $18.1 million to $15.7 million, primarily due to Investment Tax Credit (“ITC”) recorded on assets of recently acquired fuel cell and solar projects. These were partially offset with depreciation recorded on solar projects previously held for sale and the impact of less earnings from MTF/ACB due to its sale in February 2020 (see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement).

•
The Economic Earnings contribution from the wholesale energy operations at SJRG increased $16.0 million to $24.8 million, primarily due to higher margins on daily energy trading activities, along with a refund received from a third party supplier as discussed in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement.

•
The Economic Earnings contribution from gas utility operations at ETG increased $13.5 million to $47.7 million, primarily due to positive margins due to favorable changes in base rates resulting from the completion of ETG’s rate case in November 2019 (see Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement), along with customer growth and lower maintenance expenses. This was partially offset with higher operations and depreciation expenses.

•
Partially offsetting the above items is a $7.3 million increase in financing and interest costs at the SJI level (i.e. excluding SJG and ETG, as these are included in the Economic Earnings contributions noted above) during 2020 compared to 2019. These were primarily due to interest incurred on higher amounts of long-term debt outstanding, along with expenses incurred to terminate SJI’s interest rate swaps (see Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus supplement).

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):
	Historical South Jersey Industries, Inc.
	Year ended December 31,
	2020	2019	2018
Income from Continuing Operations	$157,297	$77,189	$17,903
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives*	(5,145)	14,546	(35,846)
Loss Attributable to Noncontrolling Interest	42	—	—
Loss on Property, Plant and Equipment(A)	—	10,745	105,280
Net Losses from Legal Proceedings in a Pricing Dispute(B)	—	2,366	5,910
Acquisition/Sale Costs(C)	2,174	3,468	34,674
Customer Credits(D)	—	—	15,333
ERIP and Other Postretirement Benefits (“OPEB”)(E)	—	—	6,733
Other Costs(F)	1,983	4,179	—
Income Taxes(G)	527	(9,423)	(33,753)
Additional Tax Adjustments(H)	6,081	—	—
Economic Earnings	$162,959	$103,040	$116,234
Earnings (Loss) per Share from Continuing Operations	$1.62	$0.84	$0.21
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(0.05)	0.16	(0.42)
Loss on Property, Plant and Equipment(A)	—	0.12	1.24
Net Losses from Legal Proceedings in a Pricing Dispute(B)	—	0.02	0.07
Acquisition/Sale Costs(C)	0.02	0.04	0.41
Customer Credits(D)	—	—	0.18
ERIP and OPEB(E)	—	—	0.08
Other Costs(F)	0.02	0.04	—
Income Taxes(G)	0.01	(0.10)	(0.39)
Additional Tax Adjustments(H)	0.06	—	—
Economic Earnings per Share	$1.68	$1.12	$1.38

The following table presents a reconciliation of SJG's income from continuing operations to Economic Earnings:
	2020	2019	2018
Income from Continuing Operations	$108,059	$87,394	$82,949
Plus:
Additional Tax Adjustments(H)	1,214	—	—
Economic Earnings	$109,273	$87,394	$82,949
(A)
Represents impairment charges taken as follows: in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets; and in 2018 on solar generating facilities, which was also primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets, along with Landfill Gas-to-Energy (“LFGTE”) assets, which was primarily driven by the remaining carrying value of these assets no longer being recoverable.

(B)
Represents net losses, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.

(C)	Represents the following:
•	Costs incurred in 2020 to acquire EnerConnex, Annadale, and four solar limited liability companies.
•	Gain recorded in 2020 on the step-acquisition of EnerConnex.
•	Costs incurred and gains/losses recognized in 2020 on the sales of MTF/ACB and ELK.
•
Costs incurred and gains recognized in all three periods on the sale of certain solar assets included in Assets Held for Sale in previous periods. The gains pertain to those projects that were not impaired in previous periods.

•	Costs incurred in 2018 on the agreement to acquire the assets of ETG and ELK, and costs incurred in 2019/2020 to prepare to exit the transaction services agreement.
•	Costs incurred in 2018 on the sale of the retail gas business of SJE.
(D)	Represents credits to ETG and ELK customers that were required as part of the ETG/ELK Acquisition.
(E)	Represents costs incurred on the Company’s ERIP as well as the benefit of amending the Company’s OPEB.
(F)	Represents severance and other employee separation costs, along with costs incurred to cease operations at three landfill gas-to-energy production facilities.
(G)	The income taxes on (A) through (F) above are determined using a combined average statutory tax rate applicable to each period presented.
(H)	Represents additional tax adjustments, primarily including a state deferred tax valuation allowance at SJI, and a one-time tax expense resulting from SJG’s Stipulation of Settlement with the BPU.
	Historical South Jersey Industries, Inc.
	As of December 31,
(In thousands)	2020	2019
Consolidated balance sheets data:
Total assets	$6,689,148	$6,365,340
Long-term debt	2,776,400	2,070,086
Total equity	1,666,876	1,423,785
	Historical South Jersey Industries, Inc.
	Year ended December 31,
(In thousands)	2020	2019	2018
Operating Revenues:
SJI Utilities:
SJG Utility Operations	$571,787	569,226	548,000
ETG Utility Operations	349,392	325,133	125,604
ELK Utility Operations	4,793	7,949	3,302
Subtotal SJI Utilities	925,972	902,308	676,906
Energy Group:
Wholesale Energy Operations	571,590	607,093	636,005
Retail Gas and Other Operations	—	—	101,543
Retail Electric Operations	34,005	81,193	176,945
Subtotal Energy Group	605,595	688,286	914,493

	Historical South Jersey Industries, Inc.
	Year ended December 31,
(In thousands)	2020	2019	2018
Energy Services:
On-Site Energy Production	15,617	48,748	72,374
Appliance Service Operations	1,978	2,042	1,957
Subtotal Energy Services	17,595	50,790	74,331
Corporate & Services	56,690	44,511	51,000
Subtotal	1,605,852	1,685,895	1,716,730
Intersegment Sales	(64,469)	(57,269)	(75,392)
Total Operating Revenues	$1,541,383	$1,628,626	$1,641,338

Risk Factors
In considering whether to invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.
Risks Related to the Offering and Our Common Stock
Provisions in our governing documents and New Jersey law may delay or prevent an acquisition of us, which could decrease the value of our shares.
Our Certificate of Incorporation, Bylaws, and New Jersey law contain provisions that may make it difficult for a third party to acquire us without the consent of our Board of Directors. These include provisions allowing our Board of Directors to increase the size of the Board of Directors and appoint new directors to fill the resulting vacancies, as well as provisions prohibiting shareholders from nominating directors or bringing other business before an annual meeting without complying with specific advance notice requirements. In addition, our Certificate of Incorporation restricts mergers, asset dispositions and securities transactions between us and any holder of 5% or more of our outstanding capital stock. New Jersey law also imposes restrictions on mergers and other business combinations between us and any holder of 10% or more of the voting power of our outstanding voting stock. Our Board of Directors has the right to issue preferred stock without shareholder approval, which our Board of Directors could use to effect a rights plan or “poison pill” that could dilute the stock ownership of a potential hostile acquirer. These provisions may have the effect of delaying, discouraging or preventing an unsolicited acquisition of us, even when a majority of our shareholders might consider such a transaction desirable. See “Description of Capital Stock” in the accompanying prospectus.
The market price of our common stock may fluctuate significantly, and shares of our common stock may trade at prices below the price at which you purchased them.
The market price of our common stock following this offering may fluctuate significantly as a result of many factors, including, but not limited to:
•	energy prices or expected energy prices;
•	environmental costs, liabilities or initiatives;
•	regulatory changes;
•	weather and seasonal fluctuations in demand for natural gas and electricity;
•	adverse outcomes from litigation or government, regulatory or internal investigations;
•	changes in financial estimates and recommendations by securities analysts;
•	operating and stock price performance of other companies that investors may deem comparable;
•	changes in our credit rating;
•	quarterly or other periodic variations in operating results;
•	sales of stock by insiders;
•	general economic conditions;
•	natural disasters, terrorist attacks and pandemics; and
•	limitations on our ability to repurchase our common stock.
Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, shares of our common stock may trade at prices significantly below the price at which you purchased them. In addition, security holders often institute class action litigation following periods of volatility in the price of a company’s securities. If the market value of our common stock experiences adverse fluctuations and we become a party to this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to be adversely affected.
Future sales of our shares of common stock or preference stock could adversely affect the market price of our common stock.
Future sales of substantial amounts of our common stock in the public market following this offering, whether by us or our existing shareholders, or the perception that such sales could occur, may adversely affect the market price of our common stock, which could decline significantly. Sales by our existing shareholders might also make it more difficult for us to raise equity capital by selling new common stock at a time and price that we deem appropriate. We may also raise capital by issuing preference stock that has dividend, voting, liquidation or other rights and preferences that are senior to our common stock. The preference stock may also be convertible into shares of our common stock, which may dilute the value of our common stock. Our board has the authority to issue preference stock without seeking shareholder approval. See “Description of Capital Stock” in the accompanying prospectus.
The market price of our common stock may be affected by coverage by securities analysts.
The trading of our common stock is influenced by the reports and research that industry or securities analysts publish about us or our business. If analysts stop covering us, or if too few analysts cover us, the market price of our common stock could decrease. If one or more of the analysts who cover us downgrade our stock, the market price of our common stock also could decrease. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our common stock to decline.
We may not be able to continue paying a regular dividend and the failure to do so could adversely affect the market price of our common stock.
Our ability to continue paying regular dividends is based on many factors, including the success of our operations, the level of demand for natural gas and electricity, energy prices, changes in utility, environmental and other regulations and our liquidity needs, which may vary substantially from our estimates. Many of these factors are beyond our control and a change in any of these factors could affect our ability to pay or maintain payment of dividends. In addition, terms of our revolving credit facilities limit our ability to pay dividends to shareholders. Any additional debt we incur may contain similar restrictions, and the resulting increase in our level of indebtedness may limit our ability to pay dividends under our existing revolving credit facilities. Our failure to continue paying regular dividends could adversely affect the market price of our common stock.
Non-U.S. holders may be subject to U.S. federal income tax on gain realized on the sale or disposition of shares of our common stock.
Because of our overall mix of assets, it is possible that we are or will become a “United States real property holding corporation” (which we refer to as “USRPHC”) for United States federal income tax purposes. If we are or if we become a USRPHC, so long as our common stock is regularly traded on an established securities market, such stock will be treated as a United States real property interest (“USRPI”) only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. No assurance can be given that our common stock will remain regularly traded in the future. If our stock is treated as a USRPI, a non-U.S. holder would be subject to United States federal income tax with respect to any gain on such stock in the same manner as if it were a U.S. person. In addition, if our common stock is no longer regularly traded, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service (“IRS”) 15% of the purchase price unless an exception applies. A non-U.S. holder also would be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax.
Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of the common stock are equity interests in SJI and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on SJI, as well as claims of any holders of preferred securities of our subsidiaries, with respect to assets available to satisfy claims on SJI, including in a liquidation of SJI. Additionally, our Board of Directors, and the Boards of Directors of our subsidiaries, are authorized to issue series of preferred stock without any action on the part of shareholders of our common stock. Holders of our common stock are subject to the prior dividend, liquidation preferences, terms of redemption, conversion rights and voting rights, if any, of any holders of our preferred stock or depositary shares representing such preferred stock or preferred stock of our subsidiaries then outstanding. We are also considering joint ventures or other strategic partnerships at the subsidiary level.
Risks related to the forward sale agreement
Settlement provisions contained in the forward sale agreement subject us to certain risks.
The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:
•
in its good faith, commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;

•
we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;
•
an event is announced that, if consummated, would result in certain mergers and tender offers, our nationalization, certain changes in law or a delisting of our common stock (each as more fully described in the forward sale agreement); or

•
certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement.
The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement.
The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement. If we decide to physically or net share settle the forward sale agreement, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock included in the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase a number of shares of our common stock equal to the portion for which we elect cash or net share settlement, as the case may be, in order to cover its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon such net share settlement). If the market value of our common stock at the time of such purchase (determined as set forth in the forward sale agreement) is above the forward sale price at that time, we would pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to the difference. Any such difference could be significant. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for information on the forward sale agreement.
In addition, the purchase of shares of our common stock by the forward purchaser or its affiliate to unwind the forward purchaser’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon a cash settlement or net share settlement, as the case may be, of the forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the forward settlement agreement.

Use of Proceeds
We estimate that the net proceeds that we receive from the sale of the common stock we are offering and selling, after deducting the underwriting discount and commissions, will be approximately $  million (or $  million if the underwriters exercise their option to purchase additional shares of our common stock in full). We will not initially receive any proceeds from the sale of our common stock offered by the forward seller pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, in which case we intend to use all net proceeds we receive from any such sales for the repayment of indebtedness, capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business, and general corporate purposes. At an initial forward sale price of $  per share, we expect to receive net proceeds of approximately $  million, subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement, which settlement must occur within approximately 12 months of the date of this prospectus supplement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is physically settled based upon the initial forward sale price of $  (which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement) on the effective date of the forward sale agreement, which will be   , 2021. The actual proceeds from the forward sale are subject to the final settlement of the forward sale agreement. The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreement during the term of the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was less than the spread. See “Underwriting (Conflicts of Interest) —Forward Sale Agreement” for a description of the forward sale agreement.
We intend to use the net proceeds from this offering, and any net proceeds that we receive upon settlement of the forward sale agreement, together with proceeds from the concurrent offering of Equity Units, for the repayment of indebtedness, capital expenditures primarily for regulated businesses, including infrastructure investments at our utility business, and general corporate purposes. However, the consummation of this offering is not conditioned on the concurrent Equity Units offering.
In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, then we intend to use any net proceeds we receive from any such sales for the same purposes.

Capitalization
The following table presents our capitalization on:
•	an actual basis as of December 31, 2020;
•	on an adjusted basis as of December 31, 2020 to give effect to this offering; and
•	on a further adjusted basis as of December 31, 2020 to give effect to the concurrent offerings.
You should read the information below in conjunction with the section entitled “Use of Proceeds,” the consolidated financial statements and related notes incorporated by reference herein and the other financial information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.
December 31, 2020 (in thousands)	Actual	As Adjusted	As Further Adjusted
2018 Series A 3.70% Junior Subordinated Notes due 2031	$287,500	$	$
Other long-term debt(1)	2,631,701
Total long-term debt	2,919,201
Shareholders’ equity(2):
Common Stock: Par Value $1.25 per share; Authorized Shares: 220,000,000 shares; Outstanding Shares: 100,591,940	125,740
Premium on common stock	1,218,000
Treasury stock (at par)	(321)
Accumulated other comprehensive loss	(38,216)
Retained earnings	355,678
Total South Jersey Industries, Inc. Equity	1,660,881
Noncontrolling Interest	5,995
Total equity	1,666,876
Total capitalization	$4,443,276	$	$
(1)	Including $142,801,000 in current portion of long-term debt.
(2)
Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement (i) excludes 42,515 shares of treasury stock; (ii) excludes approximately 1,927,274 shares of common stock issuable upon the exercise of outstanding restricted stock awards or reserved for issuance pursuant to future grants of awards under our equity compensation plans; and (iii) excludes any shares of common stock that will be issuable upon settlement of the purchase contracts comprising a part of the Equity Units.

Underwriting (Conflicts of Interest)
In this offering, subject to the terms and conditions of the underwriting agreement, we have agreed to offer and sell    shares of our common stock to the underwriters, and the forward seller is, at our request, borrowing and offering    shares of our common stock in connection with the execution of the forward sale agreement between us and the forward purchaser. BofA Securities, Inc. is acting as representative (the “representative”) of each of the underwriters named below. We have entered into an underwriting agreement with the underwriters, the forward seller and the forward purchaser. Subject to the terms and conditions of the underwriting agreement, we and the forward seller have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us and the forward seller, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:
Name	Number of shares to be purchased from us	Number of shares to be purchased from the forward seller
BofA Securities, Inc.

Total
The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $    per share. After the offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $    per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $   .
A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on the New York Stock Exchange under the symbol “SJI”.

Forward Sale Agreement
We expect to enter into a forward sale agreement on the date of this prospectus supplement with an affiliate of one of the underwriters, whom we refer to as the forward purchaser, relating to an aggregate of $220 million of shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, the forward purchaser or its affiliate, whom we refer to as the forward seller, is borrowing from third parties and selling in this offering $220 million of shares of our common stock.
If the forward seller is unable to borrow and deliver for sale on the anticipated closing date of the offering any shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If, in the forward seller’s commercially reasonable judgment, the forward seller is unable, after using commercially reasonable efforts, to borrow and deliver for sale on the anticipated closing date $220 million of shares of our common stock, or if the forward purchaser determines, in its commercially reasonable judgment, that it is either impracticable to do so or that the forward seller is unable to borrow, at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date $220 million of shares of our common stock, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares of our common stock to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares of our common stock for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares of our common stock not borrowed and delivered by the forward seller. The underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.
We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.
The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 12 months from the date of this prospectus supplement. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $  per share, which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. The forward sale price will also be subject to decrease if the cost to the forward seller of borrowing a number of shares of our common stock underlying the forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.
Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon physical settlement of the forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically or net share settle the forward sale agreement, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.
The forward purchaser will have the right to accelerate the forward sale agreement and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:
•
in its good faith, commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under the forward sale agreement because of the lack of sufficient shares of our common stock being made available for borrowing by lenders, or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;

•
we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company, or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the forward purchaser;

•	certain ownership thresholds applicable to the forward purchaser are exceeded;
•
an event is announced that, if consummated, would result in certain mergers and tender offers, our nationalization, certain changes in law or a delisting of our common stock (each as more fully described in the forward sale agreement); or

•
certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into the forward sale agreement (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement.
The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds that would be due upon physical settlement of the forward sale agreement. If we elect to cash settle or net share settle the forward sale agreement, the forward purchaser or one of its affiliates will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon such net share settlement). If the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreement) is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock (as determined pursuant to the terms of the forward sale agreement) is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreement), equal to such difference.
The purchase of shares of our common stock by the forward purchaser or its affiliate as described above could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward purchaser or decreasing the amount of cash that the forward purchaser owes us, as the case may be, in the event of cash settlement, or increasing the number of shares of our common stock we owe to the forward purchaser or decreasing the number of shares of our common stock that the forward purchaser owes us, as the case may be, in the event of net share settlement.
Option to Purchase Additional Shares
The underwriters have an option to buy up to    additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
No Sales of Similar Securities
We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of BofA Securities, Inc., other than (A) the shares to be sold in this offering, (B) any shares of our common stock granted pursuant to our stock-based compensation plans, (C) any shares of our common stock issued upon the exercise of options granted under our stock-based compensation plans, (D) the issuance and delivery of any securities issued pursuant to the terms of the purchase contract and pledge agreement to be entered into in connection with the concurrent Equity Units offering, including, without limitation, issuing shares of our common stock in connection with any early settlement right at the election of holders of purchase contracts (as described in the prospectus supplement for the concurrent Equity Units offering) or any “fundamental change early settlement right” upon the occurrence of a “fundamental change” (each as described in the prospectus supplement for the concurrent Equity Units offering) or (E) the issuance and delivery of any shares of our common stock upon settlement or termination of the forward sale agreement.
Our directors and executive officers have entered into lock-up agreements prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) transfers of shares of our common stock as a bona fide gift or gifts; (B) dispositions to any trust for the direct or indirect benefit of such person and/or a member of the immediate family of such person; (C) the transfer or intestate succession to the legal representative or a member of the immediate family of such person; or (D) transfers pursuant to domestic relations or court orders; provided that in the case of any transfer or distribution pursuant to clause (A), (B), (C) or (D), each transferee, donee or distributee shall execute and deliver to the representative a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above); and provided, further, that any required filing or announcement (including a filing on Form 4) by such person or us relating to a sale pursuant to clause (A), (B) or (D) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing or announcement relates solely to transfers falling within the category described in the relevant clause (including, in the case of a Form 4 filing, indicating the appropriate transaction code(s) required by General Instruction 8 to Form 4). For purposes of this paragraph in respect of a director or executive offering, “immediate family” shall mean such person and any relationship by blood, marriage or adoption, not remote than first cousin.
Price Stabilization and Short Positions
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain affiliates of BofA Securities, Inc. are currently lenders under our term loan credit facility and revolving credit facility.
Conflicts of Interest
All of the proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any shares of our common that we sell to the underwriters in lieu of the forward seller selling our shares of our common stock to the underwriters and (z) in respect of shares of our common stock sold by us if the underwriters exercise their option to purchase additional shares of our common stock) will be paid to the forward purchaser. As a result, an affiliate of BofA Securities, Inc. will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”).
Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with FINRA Rule 5121, BofA Securities, Inc. will not make sales to discretionary accounts without the prior written consent of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
United Kingdom
In relation to the United Kingdom (“UK”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA, provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly, the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares of common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA, and the shares of common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland.
The shares of common stock may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares of common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares of common stock on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.
Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.
Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law; or
(d)	as specified in Section 276(7) of the SFA.

Material U.S. Federal Income Tax Considerations to Non-U.S. Holders
The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. Holders that acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. Holder” generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions, published positions of the IRS, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not constitute tax advice concerning the acquisition, ownership or disposition of shares of our common stock offered hereby and does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. Holder in light of that non-U.S. Holder’s individual circumstances, including Medicare taxes imposed on net investment income and the alternative minimum tax, nor does it address any aspect of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. Holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws, such as:
•	insurance companies;
•	tax-exempt organizations;
•	financial institutions;
•	brokers or dealers in securities;
•	controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax;
•	passive foreign investment companies;
•	persons required to accelerate the recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement;
•	persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment;
•	persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes; and
•	U.S. expatriates.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY, IS NOT TAX ADVICE, AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THERETO.
Dividends
Subject to the discussion in the following paragraph, any distribution we make to a non-U.S. Holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will generally be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate (including providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation)). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the non-U.S. Holder’s adjusted basis in its shares of our common stock and, to the extent in excess of the adjusted basis, as gain from the sale or exchange of such stock.
Dividends we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements (including providing a valid IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States. Dividends received by a non-U.S. Holder that is a corporation for U.S. federal income tax purposes that are effectively connected with its conduct of a trade or business within the United States may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
Any distributions we make to a non-U.S. Holder with respect to its shares of our common stock will also be subject to the rules discussed below under the headings “Backup Withholding, Information Reporting and Other Reporting Requirements” and “Foreign Account Tax Compliance Act.”
Gain on Sale or Other Disposition of Common Stock
In general, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the non-U.S. Holder’s shares of our common stock unless:
•
the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder);

•	the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (which we refer to as a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our common stock, and either (i) our common stock was not regularly traded on an established securities market at any time during the calendar year in which the disposition occurs or (ii) the Non-U.S. Holder owns or owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the period that such Non-U.S. Holder held shares of our common stock. Generally, a domestic corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Due to our overall mix of assets, it is possible that we are, have been or will become a

USRPHC. If we are, have been or we become a USRPHC, so long as our common stock is regularly traded on an established securities market, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our common stock as a result of our status as a USRPHC so long as such Non-U.S. Holder has not owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the period that such Non-U.S. Holder held shares of our common stock. If, however, our common stock is not regularly traded on an established securities market or a Non-U.S. Holder held more than five percent (actually or constructively) of the total fair market value of shares of our common stock during the relevant period, then such Non-U.S. Holder would generally be subject to regular U.S. federal income tax with respect to any gain from the disposition of our common stock, the Non-U.S. Holder would be required to file a U.S. tax return with respect to such gain and, if our common stock is not regularly traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS fifteen percent of the purchase price unless an exception applies. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to them.
Gain that is treated as effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax, net of certain deductions, at U.S. federal income tax rates applicable to United States persons within the meaning of the Code. If the non-U.S. Holder is a corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses (assuming certain requirements are met, including timely filing of U.S. federal income tax returns with respect to such losses). Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to them, including if we are or become a USRPHC.
Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules than those set forth in this section.
Any sale or other disposition with respect to a non-U.S. Holder’s shares of our common stock will also be subject to the rules discussed below under the headings “Backup Withholding, Information Reporting and Other Reporting Requirements” and “Foreign Account Tax Compliance Act.”
Backup Withholding, Information Reporting and Other Reporting Requirements
We (or another applicable withholding agent) must report annually to the IRS, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.
A non-U.S. Holder will generally be subject to backup withholding on dividends on our common stock paid to such holder (at the applicable rate), unless such holder certifies under penalties of perjury that, among other things, it is a not a U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), and otherwise complies with all applicable legal requirements.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Information reporting will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on “withholdable payments,” which include dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless those entities comply with certain requirements under the Code and applicable Treasury Regulations, which requirements may be modified by an “intergovernmental agreement” entered into between the United States and an applicable foreign country.
The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. In addition, subject to the discussion regarding proposed Treasury regulations, the FATCA withholding tax would apply to the gross proceeds payable upon the sale, exchange or other disposition of the shares of our common stock. Proposed Treasury regulations eliminate the FATCA withholding tax on payments of gross proceeds, and taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations will provide an exemption from the FATCA withholding tax for gross proceeds.
Non-U.S. Holders should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

ERISA Considerations
Title I of ERISA, Section 4975 of the Code and other federal, state, local or non-U.S. laws that are substantively similar or are of similar effect to such provisions of ERISA or the Code (“Similar Laws”) impose certain restrictions on:
•	employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA (“ERISA Plans”);
•	plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code, including individual retirement accounts and annuities or Keogh plans;
•	any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of a plan’s investment in such entities;
•
governmental plans, certain church plans (each as defined under ERISA) and non-U.S. plans that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but may be subject to Section 503 of the Code and/or Similar Laws (together with ERISA Plans, plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, referred to as “Plans”); and

•	persons who have certain specified relationships to a Plan (“Parties in Interest” as defined under ERISA and “Disqualified Persons” as defined under the Code).
In addition, ERISA, Section 4975 of the Code and Similar Laws impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered a fiduciary of the Plan. Accordingly, among other factors, the investing fiduciary should consider whether:
•
the investment would satisfy the prudence and diversification requirements of ERISA or any Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

•	an investment in shares of our common stock is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio;
•	the investment would be consistent with the documents and instruments governing the Plan;
•	the investment is made solely in the interest of participants and beneficiaries of the Plan; and
•
the acquisition and holding of shares of our common stock would result in (1) a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption or (2) a violation of any Similar Law.

The shares of our common stock held by a Plan will be deemed to constitute Plan assets. If we or any of our respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan’s acquisition, holding or disposition of the shares of our common stock may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the shares of our common stock are acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of shares of our common stock. These class exemptions include: PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers who are not exercising investment discretion with respect to the Plan assets involved in the transaction and in which the Plan pays no more, and receives no less, than “adequate consideration.”

Even if the conditions specified in one or more exemptions are met, the scope of the relief provided by these exemptions may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions may not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, we cannot assure you that any exemption(s) will be available with respect to any particular transaction involving the shares of our common stock.
The shares of our common stock should not be purchased or held by any person investing assets of a Plan (including any insurance company investing assets in a general or separate account, to the extent such assets are deemed to be “plan assets” as a result of a Plan’s investment in such account), unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or violate any applicable Similar Law. Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of a Plan) to purchase the shares of our common stock should consult with its own counsel with respect to the potential applicability of ERISA, the Code or any Similar Law, the potential consequences of such investment in light of its specific circumstances, and whether any exemption or exemptions would be necessary and available and should determine on its own whether all conditions of such exemption or exemptions have been satisfied with respect to transactions involving the shares of our common stock. In addition, the investing fiduciary should determine whether the investment in the shares of our common stock satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or any applicable Similar Law.
Accordingly, by its purchase or holding of the shares of our common stock, each purchaser or holder of such shares will be deemed to have represented and warranted that either:
•	the purchaser or holder is not purchasing or holding the shares of our common stock with, or on behalf of, the assets of any Plan; or
•
(1) the purchase, holding and disposition of the shares of our common stock satisfy ERISA’s fiduciary standards and other requirements under ERISA, the Code or Similar Law, (2) the purchase, holding and disposition of the shares of our common stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code, or violate any Similar Law and (3) neither we, any of the underwriters nor any of our or their affiliates are or will be deemed to be a fiduciary with respect to any Plan in connection with the purchase, holding and disposition of the shares of our common stock.

The sale or transfer of shares of our common stock to a Plan or person acting on behalf of a Plan is in no way a representation by us that the purchase, holding or disposition of the shares of our common stock meets the legal requirements for investments by Plans or is appropriate for Plans. Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any purchaser or holder that is investing with assets of a Plan, or at such purchasers or holders generally, and such purchasers should consult and rely on their counsel and advisers as to whether an investment in the shares of our common stock is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

Legal Matters
Certain legal matters in connection with this offering will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to New Jersey law, including the validity of the common stock offered hereby, will be passed upon for us by Eric Stein, Vice President and General Counsel. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.
Experts
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find Additional Information
We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.
Our filings are available to the public through the website maintained by the SEC at http://www.sec.gov. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustries.com. You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus or any other filing we make with the SEC.
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus. These documents contain important information about us and our financial condition, business and results.
We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of any offering; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:
•	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021; and
•
any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the securities made under this prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement, if such person makes a written or oral request directed to:
South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000
You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them in writing or by telephone from us at the address above, Attention: Investor Relations. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus, and any applicable free writing prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.
Our principal executive office is located at 1 South Jersey Plaza, Folsom, New Jersey 08037 (telephone number: (609) 561-9000). We maintain a website at http://www.sjindustries.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, nor is it incorporated herein by reference.

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
JUNIOR SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERENCE STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS
We may from time to time offer to sell our senior, subordinated or junior subordinated debt securities, common stock or preference stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior, subordinated or junior subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The senior, subordinated or junior subordinated debt securities, preference stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preference stock or other securities of ours or debt or equity securities of one or more other entities.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
Our principal executive offices are located at 1 South Jersey Plaza, Folsom, New Jersey 08037. Our telephone number is (609) 561-9000.
Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 9, 2019

We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. You should review the full text of these documents because the summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices as indicated under the heading “Where You Can Find More Information.”
Unless we otherwise specify or the context otherwise requires, references in this prospectus to “SJI,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to South Jersey Industries, Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding South Jersey Industries, Inc. and other issuers that file electronically with the SEC electronically. Copies of our periodic and current reports and proxy statements also may be obtained, free of charge, on the “Investors” section of our website at http://www.sjindustriesinc.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019, including information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for our 2019 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on March 15, 2019;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed with the SEC on May 8, 2019 and August 8, 2019, respectively;
•
our Current Reports on Form 8-K filed with the SEC on September 12, 2018 (exhibits 99.2 and 99.3 only), January 3, 2019, January 15, 2019, January 17, 2019, January 18, 2019, February 8, 2019, March 5, 2019, March 6, 2019, March 26, 2019, April 12, 2019, May 1, 2019, May 30, 2019, June 12, 2019 and September 9, 2019;

•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-3990); and
•
future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:
South Jersey Industries, Inc.
Attention: Corporate Secretary
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.
All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of our management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.
These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our other SEC filings incorporated by reference into this prospectus. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

ABOUT THE REGISTRANT
South Jersey Industries, Inc. (“SJI”), a New Jersey corporation, was formed in 1969 for the purpose of owning and holding all of the outstanding common stock of South Jersey Gas Company, a public utility, and acquiring and developing non-utility lines of business.
SJI provides a variety of energy-related products and services, primarily through the following wholly-owned subsidiaries:
•	SJI Utilities, Inc. (“SJIU”) is a holding company that owns South Jersey Gas Company (“SJG”), and as of July 1, 2018, Elizabethtown Gas Company (“ETG”) and Elkton Gas Company (“ELK”).
○	SJG is an operating public utility company engaged in the purchase, transmission and sale of natural gas for residential, commercial and industrial use.
○	ETG is a regulated natural gas utility which distributes natural gas in seven counties in northern and central New Jersey.
○	ELK is a regulated natural gas utility which distributes natural gas in northern Maryland.
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South Jersey Energy Company (“SJE”) provides services for the acquisition and transportation of electricity for retail end users and markets total energy management services. In November 2018, SJI sold SJE’s retail gas businesses.

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South Jersey Resources Group LLC markets natural gas storage, commodity and transportation assets along with fuel management services on a wholesale basis in the mid-Atlantic, Appalachian and southern states.

•	SJ Exploration, LLC owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.
•	Marina Energy LLC develops and operates on-site energy-related projects. The significant wholly-owned subsidiaries of Marina include:
○	ACB Energy Partners, LLC, which owns and operates a natural gas fueled combined heating, cooling and power facility located in Atlantic City, New Jersey.
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AC Landfill Energy, LLC, BC Landfill Energy, LLC, SC Landfill Energy, LLC and SX Landfill Energy, LLC, which owns and operates landfill gas-to-energy production facilities in Atlantic, Burlington, Salem and Sussex Counties in New Jersey.

•	South Jersey Energy Service Plus, LLC receives commissions on service contracts from a third party.
•	SJI Midstream, LLC invests in infrastructure and other midstream projects, including a current project to build an approximately 118-mile natural gas pipeline in Pennsylvania and New Jersey.
Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our most recent, and any future, Quarterly Reports on Form 10-Q incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include investments, working capital, investments in our subsidiaries and capital expenditures. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.
South Jersey Industries, Inc. will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.
General
The debt securities that we may offer will be either senior debt securities or subordinated debt securities or junior subordinated debt securities. For a description of the junior subordinated debt securities, see “Description of Junior Subordinated Debt Securities.” Any senior debt securities will be issued under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. Any subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to the senior indenture and the subordinated indenture, collectively, as the “indentures,” and to each of the trustees under the indentures as a “trustee.” The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
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Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The particular terms of each series of debt securities will be more fully described in the applicable prospectus supplement relating to the debt securities offered thereby.

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Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities. See “Subordination of Subordinated Debt Securities.” The particular terms of each series of subordinated debt securities will be more fully described in the applicable prospectus supplement relating to the subordinated debt securities offered thereby.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:
•	the title of the debt securities;
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any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;
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the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the applicable indenture;

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the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;
•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;
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our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;
•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;
•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;
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if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

•	the terms of any repurchase or remarketing rights;

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if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

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whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

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any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;
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if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;
•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;
•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;
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whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;

•	any guarantees on the debt securities;
•	the provisions, if any, relating to any security provided for the debt securities of the series;
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any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;

•	if the debt securities are subordinated debt securities, the subordination terms of the subordinated debt securities; and
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any and all additional, eliminated or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.
The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities
We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:
•	the indebtedness ranking senior to the subordinated debt securities being offered;
•	the restrictions, if any, on payments to the holders of the subordinated debt securities being offered while a default with respect to the senior indebtedness is continuing; and
•	the provisions requiring holders of the subordinated debt securities being offered to remit some payments to the holders of senior indebtedness.
Redemption
If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.
Selection and Notice
If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”).
No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (in case of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.
If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.
The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.
Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default
The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate or resolution of our board of directors pursuant to which a series of debt securities is issued:
•	failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;
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failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;

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failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;

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failure to comply with any of the covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

•	certain events involving our bankruptcy, insolvency or reorganization; and
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any other Event of Default provided in the supplemental indenture, officers’ certificate or resolution of our board of directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.
If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.
A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:
•	the holder gives the trustee written notice of a continuing event of default;
•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;
•	the holder furnishes to the trustee indemnity and/or security satisfactory to the trustee against loss, liability or expense;
•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity and/or security; and
•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method and place of:
•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and
•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.
The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.
Covenants
Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.
Consolidation, Merger or Sale
We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.
Modification and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):
•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement or waiver;
•	reduce the rate of or change the time for payment of interest on the debt securities;
•	reduce the principal or change the stated maturity of any debt securities of any series;
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reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;

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make payments on any debt security payable in currency other than as originally stated in such debt security; impair the holder’s right to institute suit for the enforcement of any payment on any debt security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.
Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the applicable debt securities in certain circumstances, including:
•	to cure any ambiguity, omission, defect or inconsistency;
•	to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation or asset transfer;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;
•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;
•	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;
•	to add additional Events of Default with respect to any series of debt securities;
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to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;
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to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;

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to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

•	to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or
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to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).
A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture in accordance with the terms of the indenture and only after those holders have furnished the trustee indemnity and/or security satisfactory to it.
If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.
Paying Agent, Registrar and Transfer Agent
We will maintain one or more paying agents (each, a “Paying Agent”) for any debt securities we issue. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.
We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as registrar.
We will also maintain one or more transfer agents. Each transfer agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more transfer agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as transfer agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as transfer agent.
The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.
Governing Law
The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.
Satisfaction and Discharge of Indenture
The indenture shall cease to be of further effect with respect to a series of debt securities when either:
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we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture;

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all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due on such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.
In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.
Defeasance
The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:
•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or
•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).
If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service (the “IRS”) or a change in law to that effect.
Book-Entry, Delivery and Form
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.
We anticipate that any global securities will be deposited with, or on behalf of, DTC, and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.
Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.
Investors may elect to hold their interests in the global securities either (in the United States) through DTC or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;
•
at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the trustee of our decision.
A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.
We will make principal and interest payments on all debt securities represented by a global security to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any Paying Agent will have no responsibility or liability for:
•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or
•
any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Clearstream
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.
Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Global Clearance and Settlement Procedures
Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES
The following is a general description of the junior subordinated debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of junior subordinated debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a junior subordinated debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the junior subordinated debt security you purchase.
General
Any junior subordinated debt securities will be issued under a junior subordinated indenture, which we refer to as the “junior subordinated indenture.” We refer to the trusteee under the junior subordinated indenture as a “junior subordinated trustee.” The terms of each series of junior subordinated debt securities will be set forth in a resolution of the board of directors of the Company, an officers’ certificate or by a supplemental indenture. You should read the junior subordinated indenture, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the junior subordinated debt securities. The junior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The junior subordinated indenture is subject to, and are governed by, the Trust Indenture Act.
We may issue an unlimited amount of junior subordinated debt securities under the junior subordinated indenture which is on parity with other junior subordinated debt securities. The junior subordinated debt securities will be our unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “—Subordination”).
The authorized denominations of the junior subordinated debt securities will be $1,000 and any larger amount that is an integral multiple of $1,000, unless otherwise specified in the applicable prospectus supplement. Except in certain circumstances described below, the junior subordinated debt securities that are issued as global securities will not be exchangeable for junior subordinated debt securities in definitive certificated form.
The junior subordinated debt securities will not be subject to a sinking fund provision and are subject to defeasance. The junior subordinated indenture do not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. The junior subordinated indenture do not contain provisions that afford holders of the junior subordinated debt securities protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The junior subordinated indenture does not limit our ability to issue or incur other debt or issue preferred stock.
We will not pay any additional amounts to holders of the junior subordinated debt securities in respect of any tax, assessment or governmental charge.
Consolidation, Merger or Sale
We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing person, or the successor (if other than us) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such person expressly assumes the due and punctual payment of the principal of and interest on the junior subordinated debt securities, and the due and punctual performance and observance of all of the covenants and conditions of the junior subordinated indenture to be performed by us by supplemental indenture in form satisfactory to the relevant junior subordinated trustee, executed and delivered to the relevant junior subordinated trustee by such person, and (ii) immediately after giving effect to such merger or consolidation, or such sale or conveyance, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will occur and be continuing.

In case of any such consolidation, merger or conveyance, such successor will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable junior subordinated indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the junior subordinated indenture and the junior subordinated debt securities.
Modification of Junior Subordianted Indenture
Without Holder Consent
Without the consent of any holders of junior subordinated debt securities, we and the relevant junior subordinated trustee may from time to time amend and/or supplement the applicable junior subordinated indenture and the junior subordinated debt securities for the following purposes:
•
to evidence the succession of another person to us, or successive successions, and the assumption by such successor of our covenants, agreements and obligations pursuant to the provisions described under “—Consolidation, Merger or Sale”;

•
to add to our covenants such further covenants, restrictions or conditions as we in good faith consider to be for the protection of the holders of the junior subordinated debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a default or an event of default; provided that such supplemental indenture may provide for a particular grace period or an immediate enforcement upon such default or limit the remedies available to the relevant junior subordinated trustee upon such default;

•
to change or eliminate any provision of the applicable junior subordinated indenture; provided, however, that any such change or elimination becomes effective only when there are no junior subordinated debt securities outstanding, or the junior subordinated debt securities are not entitled to the benefit of such provision;

•	to establish the form or terms of the applicable junior subordinated debt securites;
•
as determined by us in good faith, to cure any ambiguity or to correct or supplement any provision contained in the applicable junior subordinated indenture that may be defective or inconsistent with any other provisions contained therein;

•
to make such other provision in regard to matters or questions arising under the applicable junior subordinated indenture or to make any other changes in the provisions of the applicable junior subordinated indenture; provided that such action will not adversely affect the interest of the holders of the junior subordinated debt securities in any material respect;

•	to mortgage or pledge to the relevant junior subordinated trustee as security for the junior subordinated debt securities any property or assets;
•	to qualify, or maintain the qualification of, the applicable junior subordinated indenture under the Trust Indenture Act;
•	to evidence and provide for the acceptance of appointment under the applicable junior subordinated indenture by a successor junior subordinated trustee;
•
to supplement the applicable junior subordinated indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of the junior subordinated debt securities; provided that any such action shall not adversely affect the interests of any holder of an junior subordinated debt securities or coupon in any material respect; or

•
to conform the terms of the applicable junior subordinated indenture and the junior subordinated debt securities to the descriptions thereof contained in the “Description of the Junior Subordinated Notes” section in the preliminary prospectus supplement for the junior subordinated debt securities, as supplemented and/or amended by the related pricing term sheet.

With Holder Consent
Under each junior subordinated indenture, supplemental indentures for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable junior subordinated indenture or of modifying in any manner the rights of the holders of junior subordinated debt securities under the applicable junior subordinated indenture may be entered into by us and the relevant junior subordinated trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debt securities issued under the applicable junior subordinated indenture. However, no such supplemental indenture shall:
•
change the maturity of the junior subordinated debt securities, or reduce the rate or extend the time of payment of any interest thereon or on any overdue principal amount or reduce the principal amount thereof, or change the provisions pursuant to which the rate of interest on the junior subordinated debt securities is determined if such change could reduce the rate of interest thereon, or reduce the minimum rate of interest thereon (if any), or reduce any amount payable upon any redemption thereof, or reduce the amount to be paid at maturity or make the principal thereof or any interest thereon or on any overdue principal amount payable in any coin or currency other than U.S. dollars or impair or affect the right to institute suit for the payment thereof when due without the consent of the holder of each junior subordinated debt security so affected;

•
reduce the percentage of junior subordinated debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all junior subordinated debt securities then outstanding;

•
modify any of the provisions of the applicable junior subordinated indenture relating to modifications, waivers of our compliance with covenants thereunder or direction of the relevant junior subordinated trustee by holders of junior subordinated debt securities, except to increase the percentage of holders who must consent thereto or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all junior subordinated debt securities then outstanding; or

•
modify the provisions relating to the subordination of the junior subordinated debt securities in a manner adverse to the holders thereof without the consent of the holder of each junior subordinated debt security so affected.

A supplemental indenture that changes or eliminates any covenant or other provision of the applicable junior subordinated indenture expressly included solely for the benefit of holders of securities other than the junior subordinated debt securities issued thereunder, or which modifies the rights of the holders of securities other than the junior subordinated debt securities issued thereunder with respect to such covenant or other provision, will be deemed not to affect the rights of the holders of the junior subordinated debt securities under the applicable junior subordinated indenture.
We may omit to comply with any covenant or condition contained in any junior subordinated indenture if holders of a majority in principal amount of the junior subordinated debt securities issued thereunder waive such compliance.
Satisfaction and Discharge
The junior subordinated indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities, to replace stolen, lost or mutilated junior subordinated debt securities, and to maintain paying agencies) if all of the junior subordinated debt securities have become due and payable, or are to become due and payable within one year or are called for redemption within one year under arrangements satisfactory to the relevant junior subordinated trustee for the giving of notice of redemption, and we, in each case, irrevocably deposit in trust with the relevant junior subordinated trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of and interest on the junior subordinated debt securities on the stated maturity date in accordance with the terms thereof.

Defeasance
The junior subordinated indenture allows for, at our option, legal and/or covenant defeasance with respect to the junior subordinated debt securities. In order to defease the junior subordinated debt securities, the following conditions must be met (subject to certain limitation in the relevant junior subordinated indenture):
•
we must irrevocably deposit with the relevant junior subordinated trustee in trust (1) an amount in US dollars, or (2) government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, money, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge, the principal of (and premium, if any) and interest, if any, on the junior subordinated debt securities, to and including their stated maturity of the junior subordinated debt securities;

•
such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the applicable junior subordinated indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•
in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the junior subordinated debt securities shall have occurred and be continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of such deposit;

•
if the junior subordinated debt securities are to be redeemed prior to their stated maturity, notice of such redemption shall have been duly given pursuant to the applicable junior subordinated indenture or provision therefor satisfactory to the relevant junior subordinated trustee shall have been made;

•
we must deliver to the relevant junior subordinated trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance have been complied with; and

•
we must deliver to the relevant junior subordinated trustee an opinion of counsel to the effect that beneficial owners of the junior subordinated debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease the junior subordinated debt securities, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, which opinion of counsel must be based, solely in the case of legal defeasance, upon a ruling of the IRS to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the applicable junior subordinated indenture.

Subordination
The junior subordinated debt securities will be subordinate and junior in right of payment to all Priority Indebtedness as defined below.
If:
•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or
•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness, then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their junior subordinated debt securities.

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:
•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
•	our obligations under synthetic leases, finance leases and capitalized leases;
•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
•
any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.
However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.
Priority Indebtedness will be entitled to the benefits of the subordination provisions in the applicable junior subordinated indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the applicable junior subordinated indenture to change the subordination provisions in a manner adverse to the holders of Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.
The junior subordinated debt securities will be unsecured and will be subordinated and junior in right of payment, to the extent and in the manner stated in the applicable junior subordinated indenture, to all of our existing and future Priority Indebtedness. The junior subordinated debt securities will be effectively subordinated to all liabilities of our subsidiaries. Holders of the junior subordinated debt securities should recognize that contractual provisions in the applicable junior subordinated indenture may prohibit us from making payments on the junior subordinated debt securities.
The junior subordinated indenture does not restrict or limit in any way our ability to incur Priority Indebtedness.
Events of Default
Each of the following is an “Event of Default” with respect to the junior subordinated debt securities:
•	failure to pay required interest on the junior subordinated debt securities for 30 days;
•	failure to pay when due principal on the junior subordinated debt securities;
•
failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the junior subordinated debt securities, unless such period is extended or corrective action is initiated within such periods and is being diligently pursued; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.
If an Event of Default should occur and be continuing, either the junior subordinated trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities may declare each junior subordinated debt security immediately due and payable.
The holders of a majority in principal amount of outstanding junior subordinated debt securities may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security.
If any portion of the amount payable on the junior subordinated debt securities upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

The holders of a majority in principal amount of outstanding junior subordinated debt securities will be entitled to control certain actions of the junior subordinated trustee. The junior subordinated trustee generally will not be required to take any action requested, ordered or directed by any of the holders of the junior subordinated debt securities, unless one or more of such holders shall have offered to the junior subordinated trustee security and/or indemnity satisfactory to it.
Before any holder of junior subordinated debt securities may institute action for any remedy, except payment on such holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of outstanding junior subordinated debt securities must request the junior subordinated trustee to take action. Holders must also offer and give the junior subordinated trustee security and/or indemnity satisfactory to it against liabilities incurred by the junior subordinated trustee for taking such action.
We are required to annually furnish the junior subordinated trustee a statement as to our compliance with all conditions and covenants under the junior subordinated indenture. The junior subordinated trustee is required, within 90 days after the occurrence of a default, to give notice of all defaults to each holder of the junior subordinated debt securities. However, the junior subordinated indenture provides that the junior subordinated trustee may withhold notice to the holders of the junior subordinated debt securities of any default, other than a default in the payment of principal of, or interest on, the junior subordinated debt securities (including the redemption price or purchase price of the junior subordinated debt securities, if applicable), if it considers withholding notice to be in the interests of the holders of the junior subordinated debt securities.
Book-Entry, Delivery and Form
Unless otherwise specified in an applicable prospectus supplement, the provisions of “Description of Senior Debt Securities and Subordinated Debt Securities—Book-Entry, Delivery and Form” will apply to junior subordinated debt securities.

DESCRIPTION OF CAPITAL STOCK
SJI is authorized to issue 120,000,000 shares of common stock, $1.25 par value per share, and 2,500,000 shares of preference stock, without par value. As of August 1, 2019, there were 92,390,349 shares of common stock outstanding and no shares of preference stock outstanding.
Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” All outstanding shares of our common stock are validly issued, fully paid and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended through February 27, 2015 (as so amended, our “Certificate of Incorporation”), our Bylaws, as amended and restated through April 21, 2017 (our “Bylaws”), and the laws of the state of New Jersey.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.
There is no provision for cumulative voting with regard to the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.
Dividend Rights
Holders of our common stock are entitled to receive any dividends our board of directors may declare on our common stock, subject to the prior rights of any preference stock. Our board of directors may declare dividends from funds legally available for this purpose.
Liquidation Rights
If we liquidate, dissolve or are wound up, then after payment of or provision for claims of creditors and after payment of any liquidation preferences to holders of any preference stock, the holders of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.
Other Rights
The holders of our common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of SJI and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.
Preference Stock
Our board of directors has the authority, without other action by shareholders, to issue preference stock in one or more series.
Our board of directors has the authority to determine the terms of each series of preference stock, within the limits of our amended and restated articles of incorporation, our amended and restated by-laws and the laws of the state of New Jersey. These terms include the number of shares in a series and applicable dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and New Jersey law
Certain provisions of our Certificate of Incorporation, our Bylaws and New Jersey law could discourage, delay or prevent some transactions involving unsolicited acquisitions or changes of control of the Company. We believe that these provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company, our shareholders and certain other constituents. However, such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, even when a majority of our shareholders might consider such proposals, if made, desirable. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the assent of our board of directors. These provisions include:
•	limitations on certain transactions (including mergers, consolidations, asset dispositions and securities issuances) with certain entities that beneficially own 5% or more of our capital stock;
•	a requirement for the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding common stock to amend the limitations on such transactions;
•	authorization of our board of directors to issue common stock and preference stock from time to time in its discretion;
•
authorization of our board of directors to establish one or more series or classes of undesignated preference stock, the terms of which can be determined by our board of directors at the time of issuance;

•	noncumulative voting;
•	authorization of our directors to fill any vacancies on our board of directors, including vacancies resulting from a board resolution to increase the number of directors; and
•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors.
Transactions with Related Persons
Our Certificate of Incorporation prohibits us from engaging in certain transactions with certain “Related Persons,” as further described further below, including (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of any substantial part of our assets or (iii) any issuance or transfer of any securities having voting power in exchange for securities, cash or other property unless (x) approved by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote in the election of directors or (y) approved by our board of directors prior to the time that the Related Person became a Related Person. The restriction applies to any such transaction with a person who was a Related Person within the 12 months preceding the record date for determination of the shareholders entitled to notice of the transaction and to vote thereon.
A “Related Person” is defined for this purpose as any person (other than a corporation or any subsidiary of SJI) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors.
The provisions of our Certificate of Incorporation relating to transactions with Related Persons may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
Anti-Takeover Effects of the New Jersey Shareholders Protection Act
We are subject to Section 14A:10A of the New Jersey Shareholders Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.
The term “business combination” is defined to include, among other things:
•
the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.
Authorized but Unissued Common Stock and Preference Stock
The authorized but unissued shares of our common stock and preference stock are available for future issuance without shareholder approval. Further, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to any such preference stock and could issue such stock in either public or private transactions.
New Jersey law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.
We may issue additional shares for a variety of corporate purposes. We may engage in public or private offerings to raise additional capital or to facilitate corporate acquisitions. We may issue shares of common or preference stock to persons friendly to current management. Such an issuance may discourage, delay or prevent an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board of directors could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.
Number of Directors; Filling of Vacancies
Our Bylaws provide that our board of directors will have eleven directors. The size of the board of directors may be changed by a majority vote of the board of directors. Our Bylaws permit the board of directors to fill any new directorships it creates and any other vacancies. Accordingly, our board of directors may be able to prevent any shareholder from obtaining majority representation on our board of directors by increasing the size of the board of directors and filling the newly created directorships with its own nominees.
The provisions of our Bylaws relating to the number of directors and filling of vacancies may be amended only by the majority vote of the directors or the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
Advance Notice Provisions
Our Bylaws provide that in order for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to our Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the previous year’s annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first, and (iii) in the case of any special meeting of the shareholders, not less than 60 days nor more than 90 days prior to the date of such meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors. The notice of any nomination for election as a director must set forth:
•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
•	the class and number of shares of the Company beneficially owned by the shareholder and any persons acting in concert with the shareholder;
•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;

•
such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and

•	the consent of each nominee to serve as a director if so elected.
The notice to bring any other matter a shareholder proposes to bring before a meeting of the shareholders must also set forth:
•	a description of the proposal containing all material information relating thereto; and
•
a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

The advance notice provisions may discourage, delay or prevent a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon.
Transfer Agent
Broadridge Corporate Issuer Solutions, Inc., serves as our transfer agent and registrar.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preference stock, warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids.

VALIDITY OF THE SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, Gibson, Dunn & Crutcher LLP, New York, New York will pass upon the validity of any securities issued under this prospectus as to matters governed by the laws of the State of New York. Unless otherwise indicated in the applicable prospectus supplement, Melissa Orsen, Senior Vice President and General Counsel of the Company will pass upon the validity of any securities issued under this prospectus as to all matters governed by the laws of the State of New Jersey. Ms. Orsen is employed by the Company, participates in various employee benefit plans of the Company under which she may receive shares of common stock of the Company and currently beneficially owns less than one percent of the outstanding shares of common stock of the Company. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Elizabethtown Gas as of and for the years ended December 31, 2017 and 2016 apprearing in Exhibit 99.2 to the Current Report on Form 8-K of South Jersey Industries, Inc. dated September 12, 2018, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and is incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited historical financial statements of Elizabethtown Gas for the year ended December 31, 2015 included in South Jersey Industries, Inc.’s Current Report on Form 8-K dated September 12, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$225,000,000

South Jersey Industries, Inc.
Common Stock
PROSPECTUS SUPPLEMENT

BofA Securities
The date of this prospectus supplement is March   , 2021